Exhibit 10.29

Description of Dollar Tree, Inc.
Management Incentive Compensation Plan

The following is a summary of the Management Incentive Compensation Plan (MICP) as applied to executives of the Company:

Participants: Executives shall have the opportunity to earn an annual cash bonus as may be determined under the MICP.

 Purpose: The MICP is intended to provide short-term cash incentive bonuses that are reasonable in relation to the payment of base salaries and overall compensation (including the Company’s long-term incentive compensation) and to reward executives for superior annual performance with incentives that are competitive with other companies’ programs.

Selection of Goals:

1. The Compensation Committee (Committee) shall determine performance goals at their discretion. The performance targets should be challenging but achievable, and serve to focus the Company’s management team on common goals while aligning efforts with shareholder interests.

2. The Committee may revise performance targets to account for unusual factors such as the acquisition of a company, expenses related to changes in accounting rules, non-operating, non-cash charges and the effect of share repurchases, etc. Any modification shall be carefully considered by the Committee and applied only in special circumstances that warrant the modification.

Standard Bonuses:  The following principles shall apply to the MICP bonuses, unless otherwise modified by the Committee:

1.   The MICP bonus shall be expressed as a percentage of salary.  The bonus shall be weighted more heavily toward corporate performance targets, such as earnings per share. The MICP corporate performance target shall generally be derived from the annual budget approved by the Board of Directors at the beginning of the fiscal year. Individual performance goals shall be based on the area over which the executive has influence and may include items such as improvement in same-store sales, opening of new stores, development of new strategies, reduction in specified costs, etc.

2.  Incentive bonuses shall be targeted at 50% of base salary for named executive officers and 100% for the CEO.  Of that amount, 85% shall be linked to a specified earnings-per-share target and 15% to individual performance. In order for an executive to receive any bonus, the Company must achieve at least 85% of the earnings-per-share target. The maximum bonus payout shall occur upon the achievement of 115% of the specified target and 100% of the individual performance goals.

3.  Amounts are payable to an executive if the Company achieves at least 85% of a corporate target.  The MICP bonuses relating to corporate performance targets in a given fiscal year shall be paid in the following year when annual results are available, upon approval by the Committee.

Discretion Retained:  The Committee reserves the right to exercise discretion to award compensation regardless of actual attainment of relevant performance goals or reduce or increase the size of any bonus.

Section 162(m) Deduction:  Any portion of the bonuses described above may be paid through the 2004 Executive Officer Cash Bonus Plan (EOCBP) in order to preserve the Company’s deduction under Section 162(m) of the Internal Revenue Code.  In such event, the additional restrictions of the EOCBP shall apply to the applicable payments.